Exhibit 10.12

[Cautionary Note: This Agreement has been translated into English from the original Chinese language version.]

Distribution Agreement

Party A: Shenzhen New Media Consulting Co., Ltd.

Party B: Huadao Consulting Co., Ltd

Huadao Consulting Co, Ltd. (“Party B”) is a corporation specialized in consultation and management of magazine publication and distribution. During the term of this agreement, if Party B intends to transfer all the rights and obligations under this agreement to other related party/parties, it must inform Party A in advance and receive written consent from Party A.

Upon bilateral agreement, Party A appoints Party B to serve as a sole distribution agent and consultant in the following-mentioned retail markets/regions. Both parties shall conduct the distribution according to the following terms..

I.  Representations and Warranties

Both parties have state and guarantee that they have qualification to fulfill the terms of this agreement and such terms are in accordance with their business scope. Accordingly, both parties shall provide the following documents for records.

Party A:

1.	Copy of Business License

2.
Prove of the ownership and rights (including the authority to sign this agreement and fulfill the stated obligations ) related to the magazines named “China Marketing” and “China Business & Trade” throughout the term of this agreement

Party B:
Copy of business License

II.  Authorized Distribution Territories

Case Edition of China Marketing: national
Sales Edition of China Marketing: Shanghai, Nanjing and Beijing
Channel Edition of China Marketing: Shanghai, Nanjing and Beijing
China Business & Trade: Shanghai

III. Term:

The term of this agreement is from January 2006 to December 2006. The agreement would be renewed automatically if there is no opposition raised by either party at least two months before the expiration of this agreement.

IV. Rules of Distribution

1. The return rate of Case Edition of China Marketing is up to 25% (except airports);

2. In order to improve the distribution in Beijing, Shanghai and Guangzhou, the return rates for the distribution in these three cities are flexible. However, Party B must guarantee that publications supposed to be distributed within these three cities would not be delivered to other areas.

3. Domestic Airports

Party B shall explore the market segment of domestic airports on best effort. The distribution shall be conducted on the commission basis. The return rate at the airports counts separately from other distribution channels.

4. Special channels

Special channels refer to the approved special sale network (e.g. added distribution spot or convenience stores that approved by Party A). Party B shall make the best effort to distribute magazines through this channel.

V. Settlement Discount

i	National distribution discount (except ii-vi) 58%

ii	All domestic airports: 50%

iii	Carrefour: 50%

iv	Ming Jun book store inside of Shanghai subway station: 55%

v	Case edition at Beijing Niu Mai and Niu Mai post office: 56%

vi	Guangzhou Qian Kun Tai: 55%

VI. Settlement Method, Amount and Payment

1.	Settlement Method

(1)	Party B would be billed on the 30th day of each month (Starting from the third time issue, the billing date would be advances to 24th according to the advancement of publication date). Bills include:

•	70% of the total amount of delivered magazines by Party A, plus

•	30% of the total amount as deposit for the magazines delivered in prior 90 days

•	Minus, the total returned amount shown in Party B’s account as of the 30th day of such month (this amount should be the updated amount of return between last billing date and current billing date)

•	Minus, other adjustments such as transportation fees paid by Party B on behalf of Party A.

(2)
Upon the confirmation, Party A’s tax rate is determined to be 13%. Party A would send out the tax invoice titled “Magazine” or “Edition” value added tax. Party B shall make the payment within 2 business days of receipt of such invoice.

VII. Order and delivering Dates

Orders shall be made before 26th of each month (Starting from the third edition, the order date shall be advanced to 20th of each month in correspondent to the advancement of delivering date)

Delivery should be made before 6th of each month. On the date of delivery, Party A shall inform Party B in written of the delivery. At the same time, Party A shall provide information such as the delivery code and the phone number for picking up the magazines. (Starting from the third edition, the delivery date would be advanced to 1st of each month).

VIII. Sales Target

Both parties determined the sales target that stated within this agreement. The sale target is only for the references propose and it is nothing related to the terms of reward and penalty. Upon bilateral agreement, the sales target for the term of this agreement should be a 5% increase of sales from the previous period.

In order to protect both parties’ interests, Party A shall promise to continuously improve the quality of magazines, adopt the effective methods of promotion. During the term of this agreement, Party A shall inform Party B if it intends to adjust the magazine prices and design, publish additional editions and consolidating editions. Both parties should evaluate the market impacts of these changes and reach a bilateral agreement. If there is any substantial impact, an adjustment of sales target will be appropriate.

IX. Management of Delivery

1.
Party A promises to select a transportation service company with good reputation. The magazines will be delivered to the places that requested by Party B according with the delivery documents. In case the delivery time is changed, Party A shall inform Party B 2 days before the delivery. If any delay, missing of magazines or damages caused by the transportation process, Party A shall bear all such financial losses.

2.	Party A shall bear the transportation expense.

3.
Returns and its related expense: except for Shanghai and Beijing, the expense caused by return of over 100 copies shall be charged on local distribution agents by Party B. Party B’s local branches shall be responsible for the returns under 100 copies. The expense of returns from Beijing and Shanghai shall be born by Party A.

X. Management of the Return

1.	The period of return is:

For the secondary market segment, Party B starts to arrange returns within 45 days  upon receipt of magazines and returns would be cleared within 90 days. For the  special channel segment, Party B shall arrange the return within 90 days upon receipt  of magazines and returns shall be cleared within 150 days.

Party B shall be responsible for requesting and monitoring wholesales/ retailers to  count for the unsold magazines every month. The deadline for account update for  each publication shall be no later than 180 days after the delivery. No account updates  for wholesaler/retailer are allowed any time after the deadline.

Party B shall provide detailed return list to Party A. Upon the receipt of such list,  Party A shall reply within 2 weeks. Late reply is deemed to be consent of return. The difference between actual return and the number of return stated on the list shall be  settled upon bilateral agreements.

XI. Sale reporting form

Party B should provide the sales reporting form to Party A on a timely basis.
Party B should provide the feedback of the market to Party A..

XII. Other

1)	The settlement on the agreement termination.

1.1	Both parties should estimate the return 2 months prior to the termination of the agreement.

1.2	Both parties should adjust the return rate 190 days prior to the date of the last delivery.

2) Confidentiality clause

Both party A and party B promise to keep the trade secrets in connection with the distribution confidential.

3)  Liability for breach of this agreement

3.1
This agreement is legal enforceable after being signed by both party A and party B. The conforming party has the right to terminate the agreement 15 days after providing a written notice requesting the breaching party to cure the breach and require for compensation for losses suffered by the conforming party due the breach of the contract by the breaching party.

3.2	The failure to fulfill this agreement of either party due to the act of god would not be regarded as breach of agreement. However, such issue should be resolved though negotiation by both parties.

3.3
This agreement is governed by the laws of PRC. All disputes between the parties arising out of or in connection with this agreement shall be settled between the parties by discussion and mutual accord. If a mutual accord cannot be reached between the parties, either party may submit the dispute to Shanghai Arbitral Committee for arbitration.

Party A: Shenzhen New Media Consulting Co., Ltd. China

Representative of party A: (signature)
(Corporate Seal)

Date: April 3, 2006

Party B: Huadao Consulting Co., Ltd.

Representative of party B: (signature)
(Corporate Seal)

Date: April 3, 2006